Exhibit 2-B

PREVILEDGED AND CONFIDENTIAL

Execution Version

Adherence Agreement

This Adherence Agreement (this “Agreement”) is entered into on November 10, 2019

BY:

Mission Right Limited, a BVI business company organized and existing under the Laws of the British Virgin Islands with its registered address at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands (the “Additional Party”).

RECITALS:

(A)     On November 9, 2019, the parties listed on Annex A to this Agreement (the “Existing Parties”) entered into a consortium agreement (the “Consortium Agreement”) and proposed to, among other things, undertake the Transaction (as defined in the Consortium Agreement).

(B)     Additional Parties may be admitted to the Buyer Consortium pursuant to Section 1.4 of the Consortium Agreement.

(C)     The Additional Party now wishes to participate in the Transaction contemplated under the Consortium Agreement, to sign this Agreement, and to be bound by the terms of the Consortium Agreement as a Party thereto.

THIS AGREEMENT WITNESSES as follows:

1.	Defined Terms And Construction

(a)	Capitalized terms used but not defined herein shall have the meaning set forth in the Consortium Agreement.

(b)	This Agreement shall be incorporated into the Consortium Agreement as if expressly incorporated into the Consortium Agreement.

2.	Undertakings

(a)	Assumption of obligations

The Additional Party undertakes to each other Party to the Consortium Agreement that it will, with effect from the date hereof, perform and comply with each of the obligations of a Party as if it had been a Party to the Consortium Agreement at the date of execution thereof and where there is a reference to a “Party” it shall be deemed to include a reference to the Additional Party and with effect from the date hereof, all the rights of a Party provided under the Consortium Agreement will be accorded to the Additional Party as if the Additional Party had been a Party under the Consortium Agreement at the date of execution thereof. The number of Rollover Shares of the Additional Party and/or the amount of Cash Contribution proposed to be made by the Additional Party, whether the Additional Party would be a “Sponsor” under the Consortium Agreement and, if yes, the Sponsor Percentage of the Additional Party are set forth in Schedule A hereto.

3.	Representations And Warranties

(a)	The Additional Party represents and warrants to each of the other Parties as follows:

(1)	Status

It is a company duly organized, established and validly existing under the Laws of the jurisdiction stated in the preamble of this Agreement and has all requisite power and authority to own, lease and operate its assets and to conduct the business which it conducts.

(2)	Due Authorization

It has full power and authority to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by the Additional Party has been duly authorized by all necessary action on behalf of the Additional Party.

(3)	Legal, Valid and Binding Obligation

This Agreement has been duly executed and delivered by the Additional Party and constitutes the legal, valid and binding obligation of the Additional Party, enforceable against it in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity).

(4)	Ownership

As of the date of this Agreement, (i) the Additional Party is the sole Beneficial Owner of and has good and valid title to the Company Securities set forth opposite its name in Schedule B hereto, free and clear of any Liens, other than any Liens pursuant to this Agreement, or arising under the certificate of incorporation and bylaws of the Company and transfer restrictions imposed by generally applicable securities Laws. As of the date of this Agreement, subject to the last sentence of this Section 3(a)(4), the Additional Party’s Company Securities listed in Schedule B hereto constitute all of the shares of Common Stock, Company Options and Company RSUs (and any other securities convertible, exercisable or exchangeable into or for any shares of Common Stock) Beneficially Owned or owned of record by it. Except as otherwise indicated on Schedule B hereto, the Additional Party is and will be the sole record holder and Beneficial Owner of the Covered Securities and has (i) the sole voting power, (ii) the sole power of disposition and (iii) the sole power to agree to all of the matters set forth in this Agreement and the Consortium Agreement with respect to the Covered Securities. The Additional Party has not taken any action described in Section 4.7 of the Consortium Agreement.

(5)	Reliance

The Additional Party acknowledges that the Existing Parties have consented to the admission of the Additional Party to the Buyer Consortium on the basis of and in reliance upon (among other things) the representations and warranties in Sections 3(a)(1) to 3(a)(4) above, and the Existing Parties’ consent was induced by such representations and warranties.

4.	Miscellaneous

Article VIII (Notices) and Section 10.9 (Governing Law and Venue) of the Consortium Agreement shall apply mutatis mutandis to this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Additional Party has executed this Agreement and delivered this Agreement as of the day and year first above written.

Mission Right Limited

By:      /s/ Chan Boon Ho Peter

Name: Chan Boon Ho Peter

Title:   Director

Notice details:

Address: Rooms 4503-05, 45th Floor, China Resources Building, 26 Harbour Road, Wan Chai, Hong Kong

Attention: Jackie Wah

Email:      jackie.wah@cstgrouphk.com

Phone:     (+852) 2235 1338

Fax:         (+852) 2824 2616

[Signature page to Adherence Agreement]

Annex A

Existing Parties

Hillhouse Bio Holdings, L.P.

TF Capital Ranok Ltd.

Bizuo (Tony) Liu

Li (Helen) Zhang

Yihong Yao

Chengxiang (Chase) Dai

Schedule A
Contributions to Holdco and Sponsor Percentage

Party	Rollover Shares Beneficially Owned	Cash Contribution (US$)	Sponsor	Sponsor Percentage
Dangdai International Group Co., Limited	1,135,000 shares of Common Stock	--	No	--

Schedule B
Beneficial Ownership of Company Securities

Party	Shares of Common Stock	Other Company Securities (including Company Options and Company RSUs)
Dangdai International Group Co., Limited	2,270,000	--